Exhibit 99.1

KALMIN CORP. PROMOTES KAREL ASTRIDE OULAI TO SECRETARY AND TREASURER

Caacupe, Paraguay, September 20, 2017 - Kalmin Corp. (“Kalmin Corp’s” or the “Company”) today announced Karel Astride Oulai as a Secretary and Treasurer of the Company, effective immediately.

Jose Maria Galarza Gaona, President of the Company stated, “Karel Astride Oulai is young and ambitious. This is exactly what Kalmin Corp. needs and she can give it to us. She has already experience in finance and management. Her advices will be a big help for Kalmin Corp. She will help us to define our operations and to find new contacts which will be helpful for our Company. Ms. Oulai is already informed about Kalmin Corp. and what and is ready to become part of it.”

Karel Astride Oulai added, “Kalmin Corp. is new development Company and this is what attracting me. The nature of Company’s business is also interesting for me. I am interested in Company’s perspectives and about what I can do with them. President of Kalmin Corp., Jose Maria Galarza Gaona is ambitious just like me and it will be easy to reach an understanding of each other discussing Company’s goals and further steps.”

Previously Ms. Oulai served as Chief Manager in Camino’s Souvenirs of Leon, Calle Dulcinea 5, 24010 San Andres del Rabanedo, Leon, Spain where her responsibilities included finance and work with personal. She successfully finished management courses at European School of Econimics in Madrid, Spain. Due to her management skills and experience in finances she was offered by President of Kalmin Corp. to become part of the Company as Secretary and Treasurer with a purpose to assist him in Company’s development.

ABOUT KALMIN CORP.

Kalmin Corp. (“Kalmin Corp’s” or the “Company”) is a development-stage company formed to create special equipment for drinking mate tea – Kalabas. Each of the Kalabas has it’s own personality in some sense because almost each is unique and has personal design. This is unusual equipment and exotic for most people who never saw Kalabas before. At this moment the Company offers pretty big amount of Kalabas’ kinds and soon plans to offer even more and supply them to those places where Kalabas were never seen before as unknown and interesting product. This is exceptional equipment for mate tea which is extremely healthy and with high popular trends of healthy life style Kalabas will become indispensable addition to this healthy drink. Find more information about Kalmin Corp. at our website http://www.kalmincorp.com/about.html

Director of Kalmin Corp.

Jose Maria Galarza Gaona

+1(702) 879-4171